Exhibit 10.3

March 6, 2025

Anthony Hsieh

Re:	Executive Chairman, Mortgage Operations and Interim CEO Agreement

Dear Anthony:

This letter agreement (this “Agreement”) outlines the terms of your appointment as Executive Chairman, Mortgage Operations (“Executive Chairman”) of loanDepot, Inc., a Delaware corporation (the “Company”), and your potential appointment as interim Chief Executive Officer (“Interim CEO”) of the Company. This Agreement is effective as of March 6, 2025 (the “Effective Date”).

Commencing on the Effective Date, you will be employed by the Company as its Executive Chairman until the date of the Company’s 2025 Annual Meeting of Stockholders (or such earlier date on which the Company’s President and Chief Executive Officer’s employment with the Company terminates, the “Transition Date”). As Executive Chairman, you will report to the Board of Directors of the Company (the “Board”) and have such duties as assigned to you by the Board from time to time.

On the Transition Date, unless a permanent Chief Executive Officer of the Company has been appointed, you will be employed as Executive Chairman and Interim CEO until such time as a permanent Chief Executive Officer of the Company is appointed by the Board. The period from the Effective Date through the date a permanent Chief Executive Officer of the Company is appointed, or the date of your earlier termination of employment, is referred to herein as the “Initial Term.” Following the Initial Term, your employment as Executive Chairman and as Interim CEO of the Company will terminate and you will continue to serve as Chairman of the Board. For continuity of operations, you will continue to have access to any of your Company email accounts for one year following the Initial Term.

During the Initial Term, you will receive the following compensation and benefits:

•	Annual Base Salary: $1.00

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Expense Allowance: $75,000 per month as an expense reimbursement allowance for use by you in reimbursing all third party, out-of-pocket business expenses incurred by you in connection with the performance of your duties for the Company. Any unused portion of the monthly allowance will be carried over to subsequent months, and any unused portion as of the end of the Initial Term will be forfeited (or, if sooner, as of the end of the applicable calendar year). For the avoidance of doubt, nothing in this Agreement shall be deemed to supersede any reimbursement arrangements in place before the Initial Term.

•
Equity Awards: Subject to approval by the Board, you will receive an initial grant of 1,500,000 performance stock units (“PSUs”) covering an equal number of shares of the Company’s Class A common stock, which will vest in equal increments on achievement of stock price hurdles of $3, $5, and $7 based on the closing price of the Company’s Class A common stock over any 30-trading day period during the two-year performance period commencing on the Effective Date, subject to your continued services to the Company during such performance period (which, for the avoidance of doubt, shall include services as a member of the Board, an employee and/or a consultant). If you are serving as Interim CEO as of March 1, 2026, you will receive an additional grant of 1,500,000 PSUs on the same terms as the initial grant.

•
Health Benefits: You will be eligible for Company provided health benefits in accordance with the terms and conditions of the applicable plan as may be in effect from time to time, consistent with the benefits provided to other executive employees generally.

•	Director Compensation. You will continue to receive compensation for your service as a member of the Board under the Company’s director compensation policy.

The Company agrees to indemnify you to the maximum extent permitted by applicable law and the Company’s certificate of incorporation and bylaws for your services rendered as an officer and director of the Company in accordance with your indemnification agreement and to maintain directors’ and officers’ liability insurance policies covering you on a basis no less favorable than provided to other directors and senior executives, which indemnification and coverage shall continue as to you even if you have ceased to be a director, officer or employee of the Company with respect to acts or omissions which occurred prior to such cessation.

You agree that from and after the Effective Date, you will not, directly or indirectly, make, publish, or communicate any disparaging or defamatory comments regarding the Company or any of its current or former directors, officers, or executives. Notwithstanding the foregoing, nothing in this Agreement will prohibit or restrict you from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to you from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law; or (v) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Nothing in this Agreement requires you to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that you have engaged in any such conduct.

At all times during the Initial Term, your employment will remain “at will” and may be terminated by you or the Company at any time. This Agreement may not be modified or amended except by a written agreement, approved by the Board and signed by the Company and by you. This Agreement will be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

To confirm your acceptance of the terms of this Agreement, please return a signed copy of this document.

Sincerely,

LOANDEPOT, INC.

By:	/s/ Gregory Smallwood
Name: Gregory Smallwood
Title: Chief Legal Officer and Corporate Secretary

Acknowledged and agreed:

/s/ Anthony Hsieh
Anthony Hsieh

Date:	March 6, 2025